Exhibit 10.1

THE JONES GROUP INC.
1411 BROADWAY, NEW YORK, NEW YORK 10018

May 8, 2013

Mr. Christopher Cade
1825 Jenkins Drive
Easton, PA 18040

Re: Amendment No. 3 to Employment Agreement

Dear Chris:

        Reference is made to your Employment Agreement dated December 5, 2007 by and between you and The Jones Group Inc. (the "Company"), as amended by Amendment No. 1 thereto dated July 18, 2008 and Amendment No. 2 dated October 4, 2010 (the "Employment Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

        This will confirm our agreement that, effective as of the date hereof, the terms and conditions of the Employment Agreement are hereby amended as follows:

        1. The first sentence of Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"The Company shall employ you for a period commencing as of December 18, 2007 and ending as of December 31, 2016."

        2. Section 5(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"(d)	Change in Control. If, following a "Change in Control" (as defined herein) and prior to the end of the term of this agreement, the Company terminates your employment without Cause or you terminate your employment hereunder for Good Reason, you will be paid a lump sum payment equal to three (3) times your yearly salary at the rate in effect immediately preceding termination."

        3. Section 5(h) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"(h)	Accelerated Vesting of Equity Grants. In addition to the foregoing and notwithstanding any other agreement between you and the Company, all unvested shares of restricted common stock of the Company and/or

Christopher Cade
May 8, 2013

unvested options to purchase common stock of the Company which you held at the time of the termination of your employment by the Company without Cause or by you for Good Reason or a Change in Control (and prior to the end of the term of this agreement) (each, an "Acceleration Event") shall become fully vested and, in the case of stock options, immediately exercisable during the remaining original term of each such stock option, upon such Acceleration Event; provided, however, that with respect to any and all restricted stock awards which are intended to satisfy the requirements for "qualified performance-based compensation" (within the meaning of Treasury Regulation Section 1.162-27(e)), in the event of termination of your employment by the Company without Cause or by you for Good Reason (in each case, other than under circumstances described in Section 5(d) hereof), such restricted stock awards shall vest and be free of restrictions following the occurrence of the applicable Acceleration Event solely based on the extent to which the performance goals for the applicable performance period are satisfied."

        4. Except as otherwise set forth in this Amendment No. 3 to Employment Agreement, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect.

        Please acknowledge your agreement with the foregoing by signing the enclosed copy of this Amendment No. 3 to Employment Agreement and returning it to the Company.

Very truly yours, THE JONES GROUP INC. By: /s/ Ira M. Dansky Ira M. Dansky, Executive Vice President, General Counsel and Secretary
Agreed in all respects: /s/ Christopher Cade Christopher Cade